EXHIBIT 5
                          OPINION OF MCGUIREWOODS LLP


Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, VA 20186

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of Fauquier Bankshares, Inc. (the "Company") in connection with the registration of 785,280 shares of common stock, $3.13 par value, ("Common Stock") reserved for issuance pursuant to the Non-Employee Director Stock Option Plan, the Omnibus Stock Ownership and Long Term Incentive Plan, and the Director Deferred Compensation Plan (the "Plans"), we are of the opinion that the Common Stock, when issued and paid for in accordance with the terms and provisions of the Plans, will be duly authorized, legally issued, fully paid and nonassessable.

This opinion assumes that any rights granted or shares issued under the Plans to a beneficial owner of more than 20% of the voting stock of the Company will be granted or issued in compliance with the provisions of Article 9 of the Company's Articles of Incorporation. This opinion is limited to the laws of the Commonwealth of Virginia and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We express no opinion as to the applicable choice of law provisions contained in the Plans.

This opinion is rendered to you in connection with the issuance of common stock and is solely for your benefit. The opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


Very truly yours,


MCGUIREWOODS LLP
1050 Connecticut Avenue, N.W.
Suite 1200
Washington, DC 20036
October 15, 2002